Exhibit 5.3
August 11, 2008
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Re:	$750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 of Nortek, Inc. issued in exchange for $750,000,000 aggregate principal amount of 10% Senior Notes due December 1, 2013 of Nortek, Inc. and the related Guarantees
Ladies and Gentlemen:
We have acted as special counsel in the State of Connecticut to Magenta Research LTD, a Connecticut corporation (“Magenta”), in connection with (i) the proposed issuance by Nortek, Inc., a Delaware corporation (the “Company”), in the exchange offer (the “Exchange Offer”) of $750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 10% Senior Secured Notes due December 1, 2013 (the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantee”) by Magenta and certain other guarantors and (iii) the registration statement on Form S-4 filed by the Company, Magenta and certain other guarantors (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantee and certain other guarantees of the Exchange Notes under the Securities Act.
The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 20, 2008, between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The terms of the Exchange Guarantee are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
In connection herewith, we have examined execution or final forms of the following documents:
(1)	the Exchange Guarantee;

(2)	the Registration Statement; and

(3)	the Indenture.

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We also have examined:
(a)	a corporate certificate of existence of Magenta dated May 16, 2008 and issued by the Office of the Secretary of the State of Connecticut (the “Good Standing Certificate”) and a copy of the certified Certificate of Incorporation of Magenta as issued and certified by the Office of the Secretary of the State of Connecticut on December 26, 1997 (the “Certified Articles of Incorporation”); and

(b)	an omnibus certificate executed by the Secretary of Magenta dated as of May 20, 2008 which certifies Magenta’s Certificate of Incorporation, by-laws, authorizing resolutions and the incumbency of the officers of Magenta and includes specimen signatures of those officers who shall be executing any Transaction Documents to which Magenta is a party (the “Secretary’s Certificate”).
The documents listed as Items (1) through (4) above are collectively referred to herein as the “Transaction Documents”. We have not been involved in the negotiation, preparation or execution of the Transaction Documents or any of the related agreements executed or delivered in connection therewith. We have been retained by Magenta solely for the purpose of rendering certain opinions set forth herein pursuant to Connecticut law. This letter addresses only those matters as to which the addressee may have requested information, and we disclaim any obligation to provide information on any other matter. This letter speaks only as of the date hereof, and we expressly disclaim any obligation to update or supplement this letter.
We have assumed the validity, binding effect and enforceability of the Transaction Documents as regards Magenta and all the other parties thereto, and we express no opinion whatsoever (by implication or otherwise) with respect to the validity or enforceability of such documents against Magenta or any other person or entity or as to the accuracy or completeness of any of the representations or warranties or any other matters set forth therein or the schedules thereto. We have not reviewed any document other than the Transaction Documents, including without limitation, any document which is referred to in or incorporated by reference into any of the Transaction Documents. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have assumed the accuracy of all factual representations and warranties made in the Transaction Documents and the schedules thereto. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
In our examination of the documents listed above, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents

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submitted to us as originals or finals and the conformity with authentic original documents of all documents submitted to us as copies.
We have also assumed that, other than with respect to Magenta, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. With respect to Magenta, we have assumed that (i) Kevin W. Donnelly is, as of the date of this opinion letter, the duly elected, qualified and acting Vice President and Secretary of Magenta (as set forth in the Secretary’s Certificate), and (ii) Kevin W. Donnelly, as the Vice President and Secretary of Magenta, has executed and delivered the Transaction Documents. The opinion expressed in paragraph 3 below is based on the assumption contained in the preceding sentence and we have undertaken no independent investigation of the same.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. Based solely on the Certified Articles of Incorporation and the Good Standing Certificate, Magenta is duly incorporated as a corporation and therefore possesses the corporate power to perform its obligations under the Exchange Guarantee.
     2. The execution and delivery by Magenta of the Exchange Guarantee and the consummation by Magenta of its obligations thereunder are within Magenta’s corporate power under Connecticut law and have been duly authorized by all necessary corporate action on the part of Magenta.
     3. The Exchange Guarantee has been duly executed and delivered by Magenta.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Wherever this opinion letter refers to matters “known to us”, or to our “knowledge”, or words of similar import, such reference means that, during the course of our representation of Magenta with respect to the Transaction Documents or this opinion letter, we have requested information of Magenta concerning the matter referred to and no information has come to the attention of (either as a result of such request for information or otherwise) any attorneys currently employed by Cohn Birnbaum & Shea P.C. devoting substantive attention or a

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material amount of time thereto, which has given us actual knowledge of the existence (or absence) of facts to the contrary. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of Magenta.
     (b) Our opinions herein reflect only the application of applicable Connecticut law (excluding the securities and blue sky laws of Connecticut). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions set forth herein are subject to the affect of applicable bankruptcy, insolvency, moratorium and laws affecting creditors’ rights generally. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (c) We express no opinion as to:
          (i) whether Magenta may guarantee or otherwise be liable for, or pledge its assets to secure, indebtedness incurred by Nortek, except to the extent that Magenta may be determined to have benefited from the incurrence of the indebtedness by Nortek or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by Nortek are, directly or indirectly, made available to Magenta for its corporate purposes;
          (ii) the authorizations, approvals or consents as may be necessary under Connecticut securities or “blue sky” laws in connection with the transactions contemplated by the Transaction Documents;
          (iii) the validity or effect of any provision in any Transaction Document regarding choice of law, submission to jurisdiction or venue or consent to service of process or any conflict of laws rules which any court sitting in the State of Connecticut may apply; or
          (iv) the validity or priority of any security interests created pursuant to any of the Transaction Documents.
     (d) In making any opinion as to the existence, validity or enforceability of any governmental certificate, permit or approval issued by any governmental authority, we have assumed that any such authority had the jurisdiction to issue the applicable certificate, permit or

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approval, and that individuals purporting to act on behalf of such authority or entity have been duly appointed, elected and/or authorized to act.
This opinion letter is limited solely to the laws of the State of Connecticut, and we express no opinion concerning any other law or any other jurisdiction, whether or not applicable to Magenta or any Transaction Document to which Magenta is a party. This opinion letter is being delivered by us solely for your benefit and the benefit of your permitted successors and assigns. We do not render any opinions except as set forth above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, COHN BIRNBAUM & SHEA, P.C.
By	/s/ Cohn Birnbaum & Shea, P.C.